EXHIBIT 99.3

CONTACTS:
Brian Levine	Frits Roelofs
Public Relations	Communications/Europe
561/438-2895	+31 77 3238516
Brian.Levine@officedepot.com	Frits.Roelofs@officedepot.com
OFFICE DEPOT NAMES DIRK COLLIN
EXECUTIVE VICE PRESIDENT & MANAGING DIRECTOR, EUROPE
Delray Beach, Fla., February 15, 2006 — Office Depot (NYSE:ODP), a leading global provider of office products and services, today named Dirk Collin its Executive Vice President and Managing Director, Europe. Collin, a Belgian national, will be based in the Office Depot European Headquarters in Venlo, the Netherlands, and report to Charles Brown, President, Office Depot International.
In this position, Collin will be responsible for driving profitable growth and expansion in all European operations.
“Dirk combines great leadership skills and a results orientation with the international experience that is required for this position,” noted Steve Odland, Chairman and CEO of Office Depot. “His depth of knowledge will serve him well as we continue to strengthen our European operations and further leverage our leading position in the marketplace.”
Most recently, Collin served as General Manager, Northern Europe and Vice President Sales Operations (Europe, Asia, Middle East) for StorageTek Corp, headquartered in Denver, Colorado.
He also contributed to the success of Xerox Corporation in Europe, having spent over 25 years in various senior management roles, including: Senior Vice President and General Manager Central Entity (The Netherlands, Belgium, Austria, Switzerland); Senior Vice President and General Manager Southern Entity (Italy, Spain, Portugal, Greece); Senior Vice President Industrial Business Operations (Automotive, Aerospace, Retail, Telecom, Hi-Tech, Pharmaceutical, Process Industry, Petrochemical); and General Manager and Managing Director (Belgium, Luxembourg).
Reporting to Collin in the European organization will be the leaders of Merchandising/Marketing, Direct, and Contract, as well as the Country Managers.
About Office Depot
With annual sales of over $14 billion, Office Depot provides more office products and services to more customers in more countries than any other company. Incorporated in 1986 and headquartered in Delray Beach, Florida, Office Depot conducts business in 22 countries and employs 47,000 people worldwide. The Company operates under the Office Depot®, Viking Office Products®, and Viking Direct® brand names.
The company’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.